Exhibit No. 15
Awareness Letter from Independent Registered Public Accounting Firm
July 30, 2008
Armstrong World Industries, Inc.
Lancaster, Pennsylvania
Re: Registration Statement No. 333-138034
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 30, 2008 related to our review of the interim condensed consolidated financial information of Armstrong World Industries, Inc.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Philadelphia, Pennsylvania